AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made this 12th day of June, 2007, between Macquarie FBO Holdings LLC, a Delaware limited liability company (the “Purchaser”), Mercury Air Centers, Inc., a Delaware corporation (the “Company”) and Allied Capital Corporation, a Maryland corporation, as the Seller Representative.

WHEREAS, the Purchaser, the Company, Allied Capital Corporation, Directional Aviation Group, LLC, Kenneth C. Ricci, David Moore and Allied Capital Corporation, as Seller Representative, entered into that certain Stock Purchase Agreement dated April 16, 2007 (the “MAC/Macquarie SPA”); and

WHEREAS, the Purchaser, the Company and the Seller Representative desire to amend the MAC/Macquarie SPA in accordance with Section 9.5 of the MAC/Macquarie SPA to reflect the terms set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Recitals set forth above are incorporated herein by this reference thereto as though fully set forth below. Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings assigned to such terms in the MAC/Macquarie SPA.

2. Three additional Exhibits are hereby added to the List of Exhibits appearing on the last page of the Table of Contents in the MAC/Macquarie SPA as follows:

“Exhibit J San Jose Purchase Agreement
Exhibit K Assignment and Assumption of San Jose Purchase Agreement
Exhibit L LLC Interest Purchase Agreement”

3. The last sentence of Section 1.2(a) of the MAC/Macquarie SPA is hereby deleted in its entirety and is hereby replaced with the following:

“The Initial Closing Shares Purchase Price may be adjusted after the Closing pursuant to Section 1.7 and Section 1.11(a) below.”

4. A new Section 1.11 is hereby added to the MAC/Macquarie SPA as follows:

“Section 1.11 Contingent Consideration

(a) If the transactions contemplated by this Agreement are consummated and, thereafter, the transactions contemplated by the San Jose Purchase Agreement are consummated, then the Purchaser shall pay to the Sellers, on the San Jose Closing Date, on a pro rata basis based upon each Seller’s ownership of the Initial Closing Shares and the Option Shares immediately prior to the Closing Date, by wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative, an amount per share equal to the quotient of (1) the Contingent Consideration, subject to reduction as set forth in Section 5.22, divided by (2) 68,785.69. Notwithstanding the foregoing, if the Purchaser has not purchased the Option Shares pursuant to the Option Agreement prior to the San Jose Closing Date, any amounts required to be paid by the Purchaser, as provided above with respect to the Option Shares, shall be paid to the Seller Representative, who shall deposit such amounts into an escrow account with the Escrow Agent, subject to reduction as set forth in Section 5.22 (the “Ricci Contingent Consideration Escrow”), for disbursement to Kenneth C. Ricci or the Purchaser as provided below. If the Purchaser purchases the Option Shares pursuant to the Option Agreement after the San Jose Closing Date but on or prior to November 12, 2007, then the Seller Representative shall promptly disburse the amounts deposited into the Ricci Contingent Consideration Escrow to Kenneth C. Ricci by wire transfer of immediately available funds to the accounts designated in writing by Kenneth C. Ricci. If the Purchaser has not purchased the Option Shares pursuant to the Option Agreement on or prior to November 12, 2007, then the Seller Representative shall promptly disburse the amounts deposited into the Ricci Contingent Consideration Escrow to the Purchaser by wire transfer of immediately available funds to the accounts designated in writing by the Purchaser.

(b) If this Agreement is terminated pursuant to Section 9.1 but the transactions contemplated by the San Jose Purchase Agreement are consummated thereafter, the Purchaser shall pay to the Company, on the San Jose Closing Date, by wire transfer of immediately available funds to the account designated in writing by the Company, the Contingent Consideration, subject to reduction as set forth in Section 5.22.”

5. A new sentence is hereby added to the end of Section 2.8 of the MAC/Macquarie SPA as follows:

“The Purchaser acknowledges and agrees that, except as set forth in Section 4.21: (a) none of the Sellers, the Company or the Seller Representative is making any representations, warranties or covenants regarding the transactions contemplated by the San Jose Purchase Agreement, the assets owned by the San Jose Sellers, the due diligence materials regarding the San Jose Sellers and their assets provided to the Purchaser by the Seller Representative or the ability to consummate the transactions contemplated by the San Jose Purchase Agreement; (b) it shall be solely responsible for performing its own investigation and due diligence review of the San Jose Sellers, the assets owned by the San Jose Sellers and the transactions contemplated by the San Jose Purchase Agreement; (c) the Seller Representative is not making any statements, certifications, representations or warranties, express or implied, regarding the truth, accuracy or completeness of the due diligence materials regarding the San Jose Sellers and their assets provided to the Purchaser by the Seller Representative; and (d) none of the Sellers, the Company or the Seller Representative shall have any liability to the Purchaser or any of its Affiliates (including the Company after Closing) for any reason regarding, directly or indirectly, the transactions contemplated by the San Jose Purchase Agreement, the assets owned by the San Jose Sellers, the due diligence materials regarding the San Jose Sellers and their assets provided to Purchaser by the Seller Representative, the negotiations conducted by the Seller Representative or the ability to consummate the transactions contemplated by the San Jose Purchase Agreement. If there is any default or breach by the San Jose Sellers under the San Jose Purchase Agreement or the transactions contemplated by the San Jose Purchase Agreement are not consummated for any reason, the Purchaser acknowledges and agrees that its sole recourse, if any, will be to pursue any rights and remedies available to it against the San Jose Sellers or their affiliates under the San Jose Purchase Agreement.”

6. A new sentence is hereby added to the end of Section 4.21 of the MAC/Macquarie SPA as follows:

“The Company and the Sellers expressly disclaim any covenants, certifications, representations or warranties of any kind or nature, express or implied, regarding the business, assets or liabilities of the San Jose Sellers or any of their affiliates or subsidiaries who are parties to the San Jose Purchase Agreement, except that the Sellers and, prior to the Closing, the Company represent and warrant to the Purchaser that: (x) the transactions contemplated by this Agreement do not breach or violate any agreement between the Sellers and/or, prior to the Closing, the Company, on the one hand, and the San Jose Sellers, on the other hand; and (y) the Company and the Sellers have not intentionally withheld from the Purchaser (I) any material documents (either directly or on their behalf) provided to them by the San Jose Sellers and/or their representatives with respect to the transactions contemplated by the San Jose Purchase Agreement or (II) any material correspondence (either directly or on their behalf) provided to them by the San Jose Sellers and/or their representatives with respect to the transactions contemplated by the San Jose Purchase Agreement.”

7. A new clause (i) is hereby added to Section 5.1 of the MAC/Macquarie SPA as follows:

“(i) From the date on which the San Jose Purchase Agreement is executed through the Closing or earlier termination of this Agreement, the Company shall: (x) solicit advice and consultation from the Purchaser regarding all matters related in any manner to the rights or obligations of the Company under the San Jose Purchase Agreement; and (y) provide Purchaser with copies of all material documents and material correspondence (either directly or on their behalf) with the San Jose Sellers and/or their representatives with respect to the transactions contemplated by the San Jose Purchase Agreement. From the date on which the San Jose Purchase Agreement is executed through the Closing or earlier termination of this Agreement, in no event shall the Company or any of its representatives submit any written materials to the San Jose Sellers or any of their representatives with respect to the transactions contemplated by the San Jose Purchase Agreement without Purchaser’s express written approval, which approval will not be unreasonably withheld, delayed or conditioned. In addition, the Company hereby agrees not to take any action or omit to take any action required to be performed by the Company pursuant to the San Jose Purchase Agreement, or otherwise take any action expressly permitted or expressly precluded by the San Jose Purchase Agreement, unless and until such action or omission to act is approved by an authorized representative of the Purchaser. The authorized representatives of the Purchaser are Peter Stokes, Bernard Carroll and Filip Guz. The Purchaser and the Company will cooperate in good faith with each other to ensure compliance with the obligations of the Company under the San Jose Purchase Agreement.”

8. A new Section 5.22 is hereby added to the MAC/Macquarie SPA as follows:

“5.22 San Jose Employment Escrow

(a) A portion of the Contingent Consideration otherwise due and payable to the Sellers pursuant to Section 1.11(a) or to the Company pursuant to Section 1.11(b), as the case may be, shall be deposited into a separate escrow account with the Escrow Agent (the “San Jose Employment Escrow”), by wire transfer of immediately available funds to the accounts designated in writing by the Escrow Agent, to fund the obligation of the Sellers or the Company, as the case may be, to reimburse the Purchaser or one of its Affiliates (including the Company after Closing) for any severance payments to Dan Ryan and Tim Murray pursuant to Section 4.10 of the San Jose Purchase Agreement. If the Contingent Consideration is due and payable to the Sellers pursuant to Section 1.11(a), then the Sellers shall fund the amount required to be deposited into escrow hereunder on a pro rata basis based upon each Seller’s ownership of the Initial Closing Shares and the Option Shares immediately prior to the Closing Date. Notwithstanding the foregoing, if the Contingent Consideration is due and payable to the Sellers pursuant to Section 1.11(a) but the Purchaser has not yet purchased the Option Shares pursuant to the Option Agreement, then any amount required to be paid by Kenneth C. Ricci to fund the San Jose Employment Escrow, as provided above with respect to the Option Shares, shall be paid from the Ricci Contingent Consideration Escrow to the Escrow Agent.

(b) The amount required to be deposited into the San Jose Employment Escrow shall equal the sum of: (i) the current annual base salary of Dan Ryan as of the San Jose Closing Date multiplied by 1.50; and (ii) the current annual base salary of Tim Murray as of the San Jose Closing Date multiplied by 1.50.

(c) Funds shall be released from the San Jose Employment Escrow as follows:

(i) To the Purchaser, by wire transfer of immediately available funds to the accounts designated in writing by the Purchaser, if the Purchaser or one of its Affiliates (including the Company after Closing) terminates the employment of either or both of Dan Ryan and Tim Murray pursuant to Section 4.10 of the San Jose Purchase Agreement, in an amount equal to the severance payments made by the Purchaser or one of its Affiliates (including the Company after Closing) to Dan Ryan and Tim Murray, as applicable, with the first of any such releases from the San Jose Employment Escrow to occur no earlier than November 22, 2007 and on the last day of each calendar quarter thereafter beginning on March 31, 2008;

(ii) To the Seller Representative, by wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative, to the extent that the Purchaser or one of its Affiliates (including the Company after Closing) makes payments of base salary to either or both of Dan Ryan and Tim Murray in connection with their employment by the Purchaser or one of its Affiliates (including the Company after Closing) pursuant to Section 4.10 of the San Jose Purchase Agreement, in an amount equal to such base salary paid to Dan Ryan and Tim Murray, as applicable, with the first of any such releases from the San Jose Employment Escrow to occur no earlier than November 22, 2007 and on the last day of each calendar quarter thereafter beginning on March 31, 2008; and

(iii) To the Seller Representative, by wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative, if any funds remain in the San Jose Employment Escrow after all releases from such escrow required to be made in clauses (i) and (ii) above have been made and upon the earlier to occur of: (A) the 10th day following the 18-month anniversary of the San Jose Closing Date; or (B) the 10th day following the date on which all obligations to Dan Ryan and Tim Murray under Section 4.10 of the San Jose Purchase Agreement have been paid in full, in an amount equal to the funds remaining in the San Jose Employment Escrow.

Except as provided below, any amounts received by the Seller Representative from the San Jose Employment Escrow pursuant to clauses (ii) and (iii) above shall be distributed by the Seller Representative to the Sellers, within five Business Days after receipt thereof by the Seller Representative, on a pro rata basis based upon each Seller’s ownership of the Initial Closing Shares and the Option Shares immediately prior to the Closing Date, by wire transfer of immediately available funds to the accounts designated in writing by the Sellers.

Notwithstanding the foregoing: (A) any payments to be made from the San Jose Employment Escrow to the Seller Representative under clauses (ii) and (iii) above shall be made to the Company if the San Jose Employment Escrow is funded by the Company pursuant to Section 5.22(a) rather than the Sellers; and (B) if the Purchaser has not purchased the Option Shares pursuant to the Option Agreement on or prior to November 12, 2007, then the portion of any payments made to the Seller Representative under clauses (ii) and (iii) above otherwise allocable to Kenneth C. Ricci based on his ownership of the Option Shares immediately prior to the Closing, shall be distributed directly to the Purchaser rather than to the Seller Representative.”

9. A new Section 5.23 is hereby added to the MAC/Macquarie SPA as follows:

“5.23 LLC Interest Purchase

After the San Jose Closing Date, but subject to the provisions set forth herein, the Purchaser hereby agrees to sell all of the limited liability company interests in ACM Aviation, LLC, a Delaware limited liability company, to Allied Capital Corporation or an affiliate thereof for $1.00, pursuant to the terms and conditions in the LLC Interest Purchase Agreement attached as Exhibit L hereto. The purchase and sale of the liability company interests in ACM Aviation, LLC shall not occur unless and until: (a) the Purchaser and Allied Capital Corporation or an affiliate thereof, acting in good faith and using commercially reasonable efforts, mutually agree upon the terms and conditions regarding the rental of hangar and office space at the Mineta San Jose International Airport and the purchase of fuel by customers of the air charter and aircraft management business; and (b) Purchaser and Allied Capital Corporation or an affiliate thereof have reasonable assurance that ACM Aviation, LLC: (i) owns all of the assets related to the aircraft management business, air charter business, and aircraft maintenance, repair or overhaul activities or any other activities covered by 14 CFR Part 145 operated by Seller and the Jet Center Entities prior to the San Jose Closing Date; and (ii) does not own any assets, and is not responsible for any liabilities, other than those related to the aircraft management business, air charter business, and aircraft maintenance, repair or overhaul activities or any other activities covered by 14 CFR Part 145 operated by Seller and the Jet Center Entities prior to the San Jose Closing Date. The Purchaser and Allied Capital Corporation or an affiliate thereof also agree that they shall cooperate with each other in good faith after the closing of the purchase and sale of the liability company interests in ACM Aviation, LLC to cause: (x) any assets or liabilities owned by ACM Aviation, LLC, but not related to the aircraft management business, air charter business, and aircraft maintenance, repair or overhaul activities or any other activities covered by 14 CFR Part 145 operated by Seller and the Jet Center Entities prior to the San Jose Closing Date, to be transferred, assigned and conveyed to the Purchaser or any Jet Center Entity (as such term is defined in the San Jose Purchase Agreement) without any consideration; and (y) any assets or liabilities owned by any Jet Center Entity or its affiliates which are related to the aircraft management business, air charter business, and aircraft maintenance, repair or overhaul activities or any other activities covered by 14 CFR Part 145 operated by Seller and the Jet Center Entities prior to the San Jose Closing Date, to be transferred, assigned and conveyed to Allied Capital Corporation or an affiliate thereof without any consideration. Any out-of-pocket costs, expenses or taxes attributable to a transfer of assets or liabilities from one party to the other as described above shall be paid by the party who is the recipient of the transfer of assets or liabilities.”

10. A new Section 5.24 is hereby added to the MAC/Macquarie SPA as follows:

“5.24 San Jose HSR Filing

The Purchaser hereby acknowledges and agrees that it shall be responsible for all of the payment and performance obligations of MAC Acquisitions LLC under Section 4.2 of the San Jose Purchase Agreement.”

11. A new Section 7.3 is hereby added to the MAC/Macquarie SPA as follows:

“7.3 San Jose Purchase Agreement

For the avoidance of doubt, the parties hereto hereby agree that the closing or termination of the transactions contemplated by the San Jose Purchase Agreement has no effect on the obligations of the parties hereto to consummate the transactions contemplated by this Agreement.”

12. Article VIII of the MAC/Macquarie SPA is hereby revised to add the following additional defined terms:

“Av Fuel Debt” has the meaning specified in the definition of “Contingent Consideration.”

“Claims” has the meaning specified in Section 9.14.

“Contingent Consideration” means the amount, which shall in no event be less than zero, equal to $151,000,000 less the sum of: (a) $120,000,000, which price shall not be adjusted for working capital or closing prorations and closing costs; (b) an amount equal to the “Hangar E Debt” (as such term is defined in Section 1.2(b)(ii)(B)(1) of the San Jose Purchase Agreement), which debt will either be satisfied by the Purchaser or one of its Affiliates (including the Company after Closing) in connection with the consummation of the transactions contemplated by the San Jose Purchase Agreement or assumed by the Purchaser or one of its Affiliates (including the Company after Closing) as of the San Jose Closing Date; (c) an amount equal to the “Fuel Farm Debt” (as such term is defined in Section 1.2(b)(ii)(B)(2) of the San Jose Purchase Agreement), which debt will either be satisfied by the Purchaser or one of its Affiliates (including the Company after Closing) in connection with the consummation of the transactions contemplated by the San Jose Purchase Agreement or assumed by the Purchaser or one of its Affiliates (including the Company after Closing) as of the San Jose Closing Date; and (d) any fees, costs, expenses or penalties incurred and paid to the applicable lender in connection with the prepayment in full or satisfaction in full at the closing of the transactions contemplated by the San Jose Purchase Agreement of the Hangar E Debt and the Fuel Farm Debt, including all accrued but unpaid interest as of the payoff date.

“Released Parties” has the meaning specified in Section 9.14.

“Releasing Parties” has the meaning specified in Section 9.14.

“Ricci Contingent Consideration Escrow” has the meaning specified in Section 1.11(a).

“San Jose Closing Date” means the date on which the transactions contemplated by the San Jose Purchase Agreement are consummated.

“San Jose Employment Escrow” has the meaning specified in Section 5.22(a).

“San Jose Purchase Agreement” means the Purchase Agreement dated as of the date hereof among the Company, San Jose Jet Center, Inc., a California corporation, ACM Aviation Inc., a California corporation, certain of the stockholders of ACM Aviation, Inc. and San Jose Jet Center, Inc., SJJC Aviation Services, LLC, a Delaware limited liability company, SJJC FBO Services, LLC, a Delaware limited liability company, SJJC Airline Services, LLC, a Delaware limited liability company, Jet Center Property Services, LLC, a Delaware limited liability company, ACM Property Services, LLC, a Delaware limited liability company, and ACM Aviation, LLC, a Delaware limited liability company, attached hereto as Exhibit J.

“San Jose Sellers” means San Jose Jet Center, Inc., a California corporation and ACM Aviation, Inc., a California corporation.

13. A new paragraph is hereby added to the end of Section 9.1 of the MAC/Macquarie SPA as follows:

“If this Agreement is terminated pursuant to Section 9.1, then the Assignment and Assumption of San Jose Purchase Agreement, attached hereto as Exhibit K, executed and delivered as of the date hereof, shall become effective as specified in Section 4 thereof.”

14. A new sentence is hereby added to the end of Section 9.2 of the MAC/Macquarie SPA as follows:

“The letter agreement among the Purchaser, the Company and Allied Capital Corporation dated April 20, 2007, as amended on May 18, 2007, is hereby terminated in its entirety and shall be of no further force and effect. The provisions identified in the letter agreement which shall survive the termination of such letter agreement shall also be of no further force and effect, except for the provisions in clauses (viii), (ix) and (x) of such letter agreement.”

15. A new Section 9.14 is hereby added to the MAC/Macquarie SPA as follows:

“9.14 General Release and Indemnity.

The Purchaser, on behalf of itself and all of its affiliates, subsidiaries, directors, officers, employees, successors and assigns (collectively, the “Releasing Parties”), hereby absolutely and forever releases, waives, acquits, satisfies and discharges the Seller Representative, the Company, the Sellers and each and any of their affiliates, subsidiaries, stockholders, directors, officers, employees, heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, (collectively, the “Released Parties”) of and from any and all past, present or future claims, demands, rights, causes of action, judgments, executions, damages, liabilities, costs and expenses (including attorney’s fees and court costs), of every kind and nature whatsoever, now known or unknown, suspected or unsuspected, in law or in equity (collectively, “Claims”), which the Releasing Parties own or hold, or at any time heretofore has ever had, owned or held, or may hereafter have, own or hold, based upon, related to or arising out of, directly or indirectly, the transactions contemplated by the San Jose Purchase Agreement, the assets owned by the San Jose Sellers, the due diligence materials regarding the San Jose Sellers and their assets provided to the Purchaser by the Seller Representative, the negotiations conducted by the Seller Representative regarding the transactions contemplated by the San Jose Purchase Agreement or the ability to consummate the transactions contemplated by the San Jose Purchase Agreement, except as provided below. Except as provided below, the Purchaser further covenants and agrees that none of the Releasing Parties shall ever institute or participate in any suit or action, at law or in equity, against the Released Parties or any of them, by reason of, or based upon, any Claim released pursuant to this Section 9.14. The Purchaser hereby agrees to indemnify and hold harmless the Released Parties from any suit or action, at law or in equity, against the Released Parties or any of them, by reason of, or based upon, any Claim released pursuant to this Section 9.14. Notwithstanding the foregoing, to the extent that any Claim is based upon, related to, or arises out of, directly or indirectly, a breach by the Company or the Sellers of its obligations under Section 5.1(i) of this Agreement or a breach of the representation set forth in the last sentence of Section 4.21, the Releasing Parties do not hereby release any such Claim and shall be entitled to pursue the remedies set forth in Article VI of this Agreement.”

16. Section 2 of Exhibit H (Stock Exchange Terms and Conditions) attached to the MAC/Macquarie SPA is hereby revised to add the following additional defined terms:

“Stock Purchase Agreement” means the Stock Purchase Agreement dated April 16, 2007, as amended on June 12, 2007, among Macquarie FBO Holdings, LLC, a Delaware limited liability company, the Corporation, Allied Capital Corporation, a Maryland corporation, Directional Aviation Group, LLC, Kenneth C. Ricci, David Moore and Allied Capital Corporation, a Maryland corporation as the representative for the Sellers thereunder.

“San Jose Purchase Agreement” means the Purchase Agreement dated June 12, 2007 among MAC Acquisitions LLC, a Delaware limited liability company, all of the equity interests of which are owned by the Corporation, San Jose Jet Center, Inc., a California corporation, ACM Aviation, Inc., a California corporation, certain of the stockholders of ACM Aviation, Inc. and San Jose Jet Center, Inc., SJJC Aviation Services, LLC, a Delaware limited liability company, SJJC FBO Services, LLC, a Delaware limited liability company, SJJC Airline Services, LLC, a Delaware limited liability company, Jet Center Property Services, LLC, a Delaware limited liability company, and ACM Aviation, LLC, a Delaware limited liability company.

“Contingent Consideration” has the meaning specified in Article VIII of the Stock Purchase Agreement.

“Call Option” means the Call Option set forth in Exhibit I (Stock Option Agreement) attached to the Stock Purchase Agreement.

“Put Option” means the Put Option set forth in Exhibit I (Stock Option Agreement) attached to the Stock Purchase Agreement.

17. A new clause (e) is hereby added to Section 4 of Exhibit H (Stock Exchange Terms and Conditions) attached to the MAC/Macquarie SPA:

“(e) If the transactions contemplated by the San Jose Purchase Agreement are consummated on or prior to May 15, 2008 and neither the Call Option nor the Put Option with respect to the Series A Preferred Stock are exercised within their respective exercise periods, then the holders of the Series A Preferred Stock shall be entitled to receive a special distribution on May 20, 2008, in an amount per share equal to the quotient of (i) the Contingent Consideration divided by (ii) 68,785.69. If the transactions contemplated by the San Jose Purchase Agreement are consummated after May 15, 2008 and neither the Call Option nor the Put Option with respect to the Series A Preferred Stock are exercised within their respective exercise periods, then the holders of the Series A Preferred Stock shall be entitled to receive a special distribution within five days after the closing of the transactions contemplated by the San Jose Purchase Agreement, in an amount per share equal to the quotient of (i) the Contingent Consideration divided by (ii) 68,785.69.”

18. A new clause (c) is hereby added to Section 4 of Exhibit I (Stock Option Agreement) attached to the MAC/Macquarie SPA as follows:

“(c) The parties acknowledge and agree that the Call Option Exercise Price shall be increased by an amount per share equal to the quotient of (1) the Contingent Consideration divided by (2) 68,785.69, pursuant to the terms and conditions set forth in Section 1.11(a) of the Purchase Agreement.”

19. A new clause (c) is hereby added to Section 10 of Exhibit I (Stock Option Agreement) attached to the MAC/Macquarie SPA as follows:

“(c) The parties acknowledge and agree that the Put Option Exercise Price shall be increased by an amount per share equal to the quotient of (1) the Contingent Consideration divided by (2) 68,785.69.”

20. All of the text appearing in item number 2 on the Excluded Assets Schedule attached to the MAC/Macquarie SPA is hereby deleted in its entirety and is hereby replaced with the phrase “Intentionally Omitted.”

21. Except as provided herein, all other terms and conditions of the MAC/Macquarie SPA shall remain unchanged and in full force and effect.

22. The parties hereto may execute this Amendment by facsimile transmission in two or more counterparts (no one of which need contain the signatures of all of the parties hereto), each of which shall be an original and all of which together shall constitute one and the same instrument.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first set forth above.

WITNESS:	MACQUARIE FBO HOLDINGS LLC

By: Macquarie Infrastructure Company Inc. d/b/a Macquarie Infrastructure Company (US), as Managing Member

Emmanuel Yapo
/s/ Emmanuel Yapo	By:	/s/ Peter Stokes
	Name:	Peter Stokes
	Title:	CEO

MERCURY AIR CENTERS, INC.

By:	/s/ Mark F. Raterman
Name:	Mark F. Raterman
Title:	Director

ALLIED CAPITAL CORPORATION, as the Seller Representative

By:	/s/ Mark F. Raterman
Name:	Mark F. Raterman
Title:	Director

Exhibit J

SAN JOSE PURCHASE AGREEMENT

See attached.

Exhibit K

ASSIGNMENT AND ASSUMPTION
OF
SAN JOSE PURCHASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF SAN JOSE PURCHASE AGREEMENT (this “Assignment”) is entered into as of this ____ day of June, 2007, but shall only be effective as set forth below, between MAC Acquisitions LLC, a Delaware limited liability company (“Assignor”), and Macquarie FBO Holdings LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor, Assignee, Allied Capital Corporation, Directional Aviation Group, LLC, Kenneth C. Ricci, David Moore and Allied Capital Corporation, as Seller Representative, entered into that certain Stock Purchase Agreement dated April 16, 2007, as amended on the date hereof (the “MAC/Macquarie SPA”);

WHEREAS, Assignor, San Jose Jet Center, Inc., a California corporation, ACM Aviation Inc., a California corporation, certain of the stockholders of ACM Aviation, Inc. and San Jose Jet Center, Inc., SJJC Aviation Services, LLC, a Delaware limited liability company, SJJC FBO Services, LLC, a Delaware limited liability company, SJJC Airline Services, LLC, a Delaware limited liability company, Jet Center Property Services, LLC, a Delaware limited liability company, ACM Property Services, LLC, a Delaware limited liability company, and ACM Aviation, LLC, a Delaware limited liability company (collectively, the “Selling Group”) entered into a Purchase Agreement dated as of the date hereof (the “San Jose Purchase Agreement”); and

WHEREAS, the parties hereto agreed to enter into this Assignment pursuant to Section 9.1 of the MAC/Macquarie SPA to assign Assignor’s rights and obligations under the San Jose Purchase Agreement to Assignee pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Assignment of Rights. Subject only to Section 4, Assignor hereby irrevocably assigns, transfers and sets over to Assignee and its permitted successors and assigns, all of Assignor’s right, title and interest and delegates all of Assignor’s duties, obligations and liabilities, in, to and under the San Jose Purchase Agreement.

2. Assumption of Obligations. Subject only to Section 4, Assignee hereby accepts the assignment of all of Assignor’s right, title and interest in, to and under the San Jose Purchase Agreement hereby assigned to it, and expressly assumes and agrees: (a) to be bound by and to abide by all of the terms and conditions of the San Jose Purchase Agreement applicable to Assignor; and (b) to pay, perform and discharge, in due course, and satisfy faithfully as the same shall become due for payment, performance or discharge, all of the liabilities and obligations of Assignor regarding the San Jose Purchase Agreement.

3. Payment of Contingent Consideration. On the Effective Date (as defined below), Assignee will pay to Assignor the Contingent Consideration (as defined in Section 1.11(a) of the MAC/Macquarie SPA) upon the consummation of the transactions contemplated by the San Jose Purchase Agreement pursuant to the terms and conditions set forth in Section 1.11(b) of the MAC/Macquarie SPA, such payment to be made absolutely and without setoff, counterclaim, reduction or condition, including any claim or demand relating to the MAC/Macquarie SPA or the transactions contemplated thereby.

4. Effective Date. The foregoing assignment and assumption of rights and obligations under the San Jose Purchase Agreement is in full force as of the date hereof and shall become effective automatically and without any further action by any of the parties hereto or their affiliates or permitted successors or assigns, on the date (the “Effective Date”) that is the earlier to occur of the following: (a) the MAC/Macquarie SPA is terminated; or (b) November 1, 2007.

5. Successors and Assigns. All of the terms and provisions of this Assignment shall be binding upon, and shall inure to the benefit of, Assignor and Assignee and their respective, permitted successors and assigns. Assignee shall not be permitted to assign any of its rights and obligations hereunder or under the San Jose Purchase Agreement to any other party without obtaining the prior written consent of the representative for the San Jose Sellers identified in Section 1.10 of the San Jose Purchase Agreement (the “San Jose Seller Representative”); provided, however, that Assignee shall be permitted to freely assign any of its rights and obligations hereunder or under the San Jose Purchase Agreement to one or more of its affiliates (a “Permitted Assignee”) but any such assignment shall not relieve Assignee of any of its rights or obligations under this Assignment or the San Jose Purchase Agreement.

6. No Effect on Purchase Agreement. Nothing contained in this Assignment shall supersede, modify, limit, eliminate or otherwise affect any of the representations and warranties, covenants, agreements or indemnities set forth in the MAC/Macquarie SPA. This Assignment is entered into and delivered pursuant to Section 9.1 of the MAC/Macquarie SPA, and nothing herein shall be construed to modify, terminate or merge any rights any party thereto may have pursuant to the terms thereof. In the event of any inconsistency or conflict between the terms of the MAC/Macquarie SPA and the terms of this Assignment, the terms of the MAC/Macquarie SPA shall prevail.

7. Acknowledgments by Assignee. Assignee hereby acknowledges and agrees that: (a) none of Assignor, its affiliates or Allied Capital Corporation in its capacity as Seller Representative under the MAC/Macquarie SPA (the “Seller Representative”) has made, or is making hereby, any representations, warranties or covenants regarding the transactions contemplated by the San Jose Purchase Agreement, the assets owned by the San Jose Sellers, the due diligence materials regarding the San Jose Sellers and their assets provided to Assignee by the Seller Representative or the ability to consummate the transactions contemplated by the San Jose Purchase Agreement; (b) it shall be solely responsible for performing its own investigation and due diligence review of the San Jose Sellers, the assets owned by the San Jose Sellers and the transactions contemplated by the San Jose Purchase Agreement; (c) the Seller Representative has not made, and is not making hereby, any statements, certifications, representations or warranties, express or implied, regarding the truth, accuracy or completeness of the due diligence materials regarding the San Jose Sellers and their assets provided by it to Assignee; and (d) none of the Sellers, the Company or the Seller Representative has or shall have any liability to Assignee for any reason regarding, directly or indirectly, the transactions contemplated by the San Jose Purchase Agreement, the assets owned by the San Jose Sellers, the due diligence materials regarding the San Jose Sellers and their assets provided to Assignee by the Seller Representative, the negotiations conducted by the Seller Representative regarding the transactions contemplated by the San Jose Purchase Agreement or the ability to consummate the transactions contemplated by the San Jose Purchase Agreement. If there is any default or breach by the San Jose Sellers under the San Jose Purchase Agreement or the transactions contemplated by the San Jose Purchase Agreement are not consummated for any reason, Assignee acknowledges and agrees that its sole recourse, if any, will be to pursue any rights and remedies available to it against the San Jose Sellers or their affiliates under the San Jose Purchase Agreement.

8. General Release and Indemnity by Assignee.

Assignee, on behalf of itself and all of its affiliates, subsidiaries, directors, officers, employees, successors and assigns (collectively, the “Releasing Parties”), hereby absolutely and forever releases, waives, acquits, satisfies and discharges the Seller Representative, Assignor, Allied Capital Corporation and each and any of their affiliates, subsidiaries, stockholders, directors, officers, employees, heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, (collectively, the “Released Parties”) of and from any and all past, present or future claims, demands, rights, causes of action, judgments, executions, damages, liabilities, costs and expenses (including attorney’s fees and court costs), of every kind and nature whatsoever, now known or unknown, suspected or unsuspected, in law or in equity (collectively, “Claims”), which the Releasing Parties own or hold, or at any time heretofore has ever had, owned or held, or may hereafter have, own or hold, based upon, related to or arising out of, directly or indirectly, the transactions contemplated by the San Jose Purchase Agreement, the assets owned by the San Jose Sellers, the due diligence materials regarding the San Jose Sellers and their assets provided to Assignee by the Seller Representative, the negotiations conducted by the Seller Representative regarding the transactions contemplated by the San Jose Purchase Agreement or the ability to consummate the transactions contemplated by the San Jose Purchase Agreement. Assignee further covenants and agrees that none of the Releasing Parties shall ever institute or participate in any suit or action, at law or in equity, against the Released Parties or any of them, by reason of, or based upon, any Claim released pursuant to this Section 8. Assignee hereby agrees to indemnify and hold harmless the Released Parties from any suit or action, at law or in equity, against the Released Parties or any of them, by reason of, or based upon, any Claim released pursuant to this Section 8.

9. Governing Law. This Assignment shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Assignment, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any controversy or claim arising under this Assignment shall be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and each party hereto submits to the jurisdiction of such court for purposes of resolving any such controversy.

10. Counterparts. The parties hereto may execute this Assignment by facsimile transmission in counterparts (neither of which need contain the signatures of both of the parties hereto), each of which shall be an original and all of which together shall constitute one and the same instrument.

11. Further Assurances. Assignor and Assignee hereby agree to execute, acknowledge and deliver such other documents and instruments and take such other actions as either party, or counsel to either party, may reasonably request to complete and perfect the assignment and assumption contemplated herein.

12. Third-Party Beneficiaries. Each legal entity comprising the Selling Group is an express third-party beneficiary of this Agreement.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of San Jose Purchase Agreement on the date first above written.

WITNESS:	MAC ACQUISITIONS LLC

By:
Name:
Title:

MACQUARIE FBO HOLDINGS LLC

By: Macquarie Infrastructure Company Inc. d/b/a Macquarie Infrastructure Company (US), as Managing Member

By:
Name:
Title:

Exhibit L

LLC Interest Purchase Agreement

THIS LLC INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of __________________, 2007, is between [Name of applicable Macquarie entity] (“Seller”), and [Name of applicable entity owned by Allied Capital Corporation or an affiliate thereof] (“Buyer”).

WHEREAS, upon the consummation of the transactions contemplated by the Purchase Agreement dated as of June ___, 2007 among MAC Acquisitions LLC, a Delaware limited liability company, San Jose Jet Center, Inc., a California corporation, ACM Aviation Inc., a California corporation, certain of the stockholders of ACM Aviation, Inc. and San Jose Jet Center, Inc., SJJC Aviation Services, LLC, a Delaware limited liability company, SJJC FBO Services, LLC, a Delaware limited liability company, SJJC Airline Services, LLC, a Delaware limited liability company, Jet Center Property Services, LLC, a Delaware limited liability company, ACM Property Services, LLC, a Delaware limited liability company, and ACM Aviation, LLC, a Delaware limited liability company (the “San Jose Purchase Agreement”), Seller became the owner of one hundred percent (100%) of the limited liability company interests (the “Interests”) of ACM Aviation, LLC (the “Company”); and

WHEREAS, pursuant to Section 5.23 of the Stock Purchase Agreement dated April 16, 2007, as amended, among Mercury Air Centers, Inc., Macquarie FBO Holdings LLC, Allied Capital Corporation, Directional Aviation Group, LLC, Kenneth C. Ricci, David Moore and Allied Capital Corporation, as representative for the selling group, Seller agreed to sell and assign the Interests to Buyer.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Quitclaim Representation and Warranty. Seller hereby represents and warrants to Buyer that: (a) subject to the accuracy of the representations provided by San Jose Jet Center, Inc. and ACM Aviation Inc. (together, the “San Jose Sellers”) in the San Jose Purchase Agreement, Seller owns of record and beneficially and has good and marketable title to the Interests free and clear of any lien, pledge, security interest, charge, encumbrance, right of first refusal, option, adverse claim, restriction or limitation of any kind whatsoever (collectively, “Liens”); and (b) Seller is not a party to, or bound by any agreement, instrument, understanding or decree which would restrict the transfer of the Interests to Buyer pursuant to this Agreement.

2. Purchase and Sale of Interests. Seller hereby unconditionally and irrevocably sells, assigns, transfers and sets over unto Buyer, its successors and assigns, all of Seller’s right, title and interest in and to the Interests in exchange for $1.00, plus or minus the working capital adjustment described in Section 3 hereof, payable via check or wire transfer of immediately available funds to a bank and account designated by Seller.

3. Working Capital Adjustment.

(a) Seller shall prepare and deliver to Buyer within 45 days after the date hereof an unaudited balance sheet of the Company prepared as of the close of business on the date hereof in accordance with generally accepted accounting principles as applied by the Company consistent with past practices (the “Closing Balance Sheet”) and a calculation of the Working Capital (as defined below) as of the close of business on the date hereof based on such Closing Balance Sheet (the “Closing Working Capital Calculation”) and all workpapers and back-up materials relating thereto.

(b) On or prior to the 21st day following Seller’s delivery of the Closing Balance Sheet and the Closing Working Capital Calculation, Buyer may give Seller a written notice stating in reasonable detail Buyer’s objections (an “Objection Notice”) to the Closing Balance Sheet or the Closing Working Capital Calculation. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination set forth on the Closing Balance Sheet or the Closing Working Capital Calculation which is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the parties hereto upon delivery of the Objection Notice. If Buyer does not give Seller an Objection Notice within such 21-day period, then the Closing Balance Sheet and the Closing Working Capital Calculation shall be conclusive and binding upon the parties hereto and the Working Capital set forth in the Closing Working Capital Calculation will constitute the Working Capital for purposes of this Section 3. Seller and Buyer agree to cooperate with each other in good faith to provide access to the Company’s books and records and its personnel and accountants as may be reasonably necessary for Seller to prepare, or Buyer to review, the Closing Balance Sheet and the Closing Working Capital Calculation.

(c) Following Seller’s receipt of any Objection Notice, Buyer and Seller shall attempt to negotiate in good faith to resolve such dispute. In the event that Buyer and Seller fail to agree on any of Buyer’s proposed adjustments set forth in the Objection Notice within 30 days after Seller receives the Objection Notice, Buyer and Seller agree that a mutually acceptable accounting firm of nationally recognized standing (the “Independent Accounting Firm”) shall, within the 35-day period immediately following such 30-day period, make the final determination of Working Capital as of the close of business on the date hereof in accordance with the terms of this Agreement. Buyer and Seller each shall provide the Independent Accounting Firm with their respective determinations of Working Capital as of the close of business on the date hereof. The Independent Accounting Firm shall make an independent determination of Working Capital as of the close of business on the date hereof that, assuming compliance with the previous clause, shall be final and binding on Buyer and Seller. Notwithstanding the above, the Independent Accounting Firm shall serve as an arbitrator of the dispute rather than an auditor. The fees, costs and expenses of the Independent Accounting Firm shall be paid by the party hereto whose calculation of Working Capital was different by the greater amount from that of the Independent Accounting Firm.

(d) If the Working Capital as of the close of business on the date hereof is equal to the Target Working Capital (as defined below), then there shall be no adjustment to the consideration paid on the date hereof by Buyer to Seller as set forth in Section 2 hereof. To the extent that the Working Capital as finally determined pursuant to this Section 3 is less than the Target Working Capital (the “Working Capital Deficiency”), then Seller shall be required to pay to Buyer, within five business days after the calculation of Working Capital becomes binding in accordance with this Section 3, by wire transfer of immediately available funds to the accounts designated in writing by Buyer, an amount equal to the Working Capital Deficiency, together with interest at the rate of 8% per annum, which interest shall begin accruing on the date hereof and end on the date that the payment is made. To the extent that the Working Capital as finally determined pursuant to this Section 3 exceeds the Target Working Capital (the “Working Capital Surplus”), then Buyer shall be required to pay to Seller, within five business days after the calculation of Working Capital becomes binding in accordance with this Section 3, by wire transfer of immediately available funds to the accounts designated in writing by Seller, an amount equal to the Working Capital Surplus, together with interest at the rate of 8% per annum, which interest shall begin accruing on the date hereof and end on the date that the payment is made.

(e) “Target Working Capital means $0.

(f) “Working Capital” means current assets of the Company including any Inventory Assets (as such term is defined in the San Jose Purchase Agreement) minus current liabilities of the Company excluding any current portion of the indebtedness of the Company for borrowed money.

4. Assumption of Obligations. Buyer hereby agrees to assume all obligations with respect to the Interests under the Limited Liability Company Agreement of the Company dated as of December 14, 2004, as amended (the “Operating Agreement”).

5. Amendment to Operating Agreement. Seller and Buyer each hereby agree to execute an amendment to the Operating Agreement pursuant to which, among other things, the purchase of the Interests by Buyer from Seller, the withdrawal of Seller as a member of the Company, and the admission of Buyer as a member of the Company shall be reflected.

6. Representations, Warranties and Indemnities.

a. Representations and Warranties. Except as set forth in Section 1 hereof, Seller is not making any representations or warranties regarding the Interests or the Company.

b. Indemnity Matters. Except with respect to a breach of Section 1 hereof, Seller shall not be liable to Buyer in any manner for any claims, demands, rights, causes of action, judgments, executions, damages, liabilities, costs and expenses (including attorney’s fees and court costs) (collectively, “Claims”) relating to the Interests or the Company.

c. Pursuit of Claims on Buyer’s Behalf.

(i) Seller agrees to pursue available Claims against the San Jose Sellers under Article VI of the San Jose Purchase Agreement on behalf of Buyer, at Buyer’s direction, to the extent such Claims relate to the Interests, the assets or liabilities of the Company or the business operated by the Company (“LLC Claims”). Buyer shall promptly reimburse Seller for any out-of-pocket costs and expenses incurred by Seller to pursue any LLC Claims against the San Jose Sellers; provided, however, that Seller provides Buyer with reasonable supporting documentation for any such out-of-pocket costs and expenses.

(ii) Buyer agrees to provide Seller with a form of an indemnification notice for any LLC Claims to be sent by Seller, on behalf of Buyer, to the San Jose Sellers within five business days prior to the expiration of the 24-month period following the closing of the transactions contemplated by the San Jose Purchase Agreement, which form shall contain all of the information required pursuant to the terms and conditions set forth in Article VI of the San Jose Purchase Agreement. Seller shall cooperate with Buyer and act in good faith to pursue any LLC Claims against the San Jose Sellers on behalf of Buyer.

(iii) Buyer and Seller acknowledge and agree that: (A) Buyer’s sole recourse for a breach by the San Jose Sellers of a representation, warranty or covenant in the San Jose Purchase Agreement related to the Interests, the assets or liabilities of the Company or the business operated by the Company is limited to an indemnity claim by Seller against the San Jose Sellers, submitted by Seller on Buyer’s behalf, and any such claim shall be subject to all of the terms and conditions set forth in Article VI of the San Jose Purchase Agreement; and (B) Buyer shall not be entitled to satisfaction of any LLC Claims, in whole or in part, except as provided below.

(iv) Buyer shall not be entitled to obtain the benefit of any release of funds from the Escrow Fund (as such term is defined in Section 1.4(c)(i) of the San Jose Purchase Agreement) to satisfy any LLC Claim submitted by Seller against the San Jose Sellers on Buyer’s behalf unless and until all indemnity claims by Seller against the San Jose Sellers under the San Jose Purchase Agreement unrelated to the Interests, the assets or liabilities of the Company or the business operated by the Company (“Seller Claims”) have either been paid in full or have been fully reserved against funds available in the Escrow Fund as reasonably established by Seller.

(v) If funds remain in the Escrow Fund after paying all Seller Claims in full and after Seller has, in good faith, provided an adequate reserve against funds available in the Escrow Fund for any Seller Claims not finally resolved within 20 business days prior to the expiration of the 24-month period following the closing of the transactions contemplated by the San Jose Purchase Agreement, Seller shall obtain, for Buyer’s benefit, a release of available funds from the Escrow Fund up to the amount of the LLC Claims. Seller shall be required to make payment to Buyer, within five days after Seller’s receipt of the funds released from the Escrow Fund relating to the LLC Claims, in an amount equal to the amount of the funds released from the Escrow Fund related thereto, via wire transfer of immediately available funds to a bank and account designated by Buyer in writing.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any controversy or claim arising under this Agreement shall be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and each party hereto submits to the jurisdiction of such court for purposes of resolving any such controversy.

8. Counterparts. The parties hereto may execute this Agreement by facsimile transmission in counterparts (neither of which need contain the signatures of both of the parties hereto), each of which shall be an original and all of which together shall constitute one and the same instrument.

9. Further Assurances. Seller and Buyer hereby agree to execute, acknowledge and deliver such other documents and instruments and take such other actions as either party, or counsel to either party, may reasonably request to complete and perfect the transactions contemplated herein.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WITNESS:	SELLER:

[INSERT APPLICABLE NAME]

By:
Name:
Title:

BUYER:

[INSERT APPLICABLE NAME]

By:
Name:
Title: